Exhibit 99.1

Suite 1600 - 777 Dunsmuir Street
P.O. Box 10425, Pacific Centre
Vancouver, BC V7Y 1K4
telephone: 604.689-7317 facsimile: 604.688.0094

FOR IMMEDIATE RELEASE

LUNA GOLD CORP. ACQUIRES OPTION ON DONGCHUAN GOLD PROJECT, YUNNAN PROVINCE, CHINA

Vancouver, June 2, 2004 - Luna Gold Corp. (TSXV-LGC.U) ("Luna") is pleased to announce that it has entered into a formal co-operative agreement with Yunnan Nonferrous Mining and Geology Ltd. ("YNMG") pursuant to which the parties have agreed to establish a Sino-Foreign co-operative joint venture company in the Yunnan Province, PRC.

Joint Venture

The joint venture company will be called the Xinan Mineral Resources Co. Ltd. It will be established for the purpose of jointly exploring and, if successful, mining any viable deposits discovered in the Dongchuan area of the Yunnan, Province, PRC.

Pursuant to the terms of the co-operative agreement, Luna has agreed to invest, at its option, a total of US$3.1 million over three years to earn a 70% interest in the co-operative company. After Luna has earned its 70% interest, at its option, it may earn a further 20 % interest in the co-operative company by investing an additional US$6 million.

If Luna elects to terminate the co-operative agreement at any time, all unexpended amounts that Luna may have paid to the co-operative company will be returned to Luna and all rights to the property will be returned to YNMG.

Dongchuan Project

The Dongchuan Project is located approximately 420 kilometres north of Kunming, the largest city in the Yunnan Province.

The parties have agreed to jointly explore for gold, silver and base metals in an area that covers approximately 252 square kilometres. Within this area there are three Exploration Rights (Laohuoshan. Jiduodikeshu, and Xicha-Daliangzi). The agreement also includes two Exploration Rights applications covering a further 217 square kilometres. Upon YNMG successfully being granted the concessions, they will be transferred to the co-operative company by YNMG.

A mineralized gold belt known as the Dongchuan Copper - Gold Belt has been identified in this area. Geological mapping and interpretation have recognized that rocks from the Middle Proterozoic Luoxue Formation, the Yimin Formation and the Lower Proterozoic Meidang Formation occur in the concession areas. The Luoxue Formation is comprised of carbonate-rich sediments and the Yimin Formation is comprised of purple, metamorphosed iron-rich siltstones, breccias, spillites and mafic rocks. These rocks host the upper strataform/strata bound iron-copper deposits e.g. the Dongchuan Copper mine, and Beijiashan Iron Mine. The Lower Proterozoic Meidang Formation consists of iron rich siltstone, carbonaceous and silicified slates that host the lower strataform/stratabound (bedded) iron deposits and the Boka gold deposits.

Previous airborne magnetic survey and stream sediment sampling indicates the potential for the existence of Dongchuan type Copper Deposits and Boka type gold deposits in this geological environment. Luna has retained the services of an independent geologist who is preparing a 43-101 report respecting the properties for filing with the TSX Venture Exchange.

For further information contact David De Witt at (604) 687-9931 (extension 245).

On behalf of the Board of Directors

LUNA GOLD CORP.
"David De Witt"
David De Witt, President
Website: www.lunagold.com

For further information contact Investor Relations (604) 689-7317

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents herein.

Forward-Looking Statements:

Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Luna Gold Corps' periodic filings with Canadian Securities Regulators. Such forward-looking information represents management's best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Luna Gold does not assume the obligation to update any forward-looking statement.